Exhibit 99.1

FAA Approves Ondas Holdings’ American Robotics to Deploy Its Automated Drone Technology

Without Human Operators On-Site at Seven Additional Sites

With a portfolio of 10 total sites approved for automated BVLOS drone operations, American Robotics continues to build upon its industry-leading position

Waltham, MA - April 27, 2022 – Ondas Holdings Inc. (Nasdaq:ONDS), a leading provider of private wireless data, drone and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. and American Robotics, Inc. (“American Robotics” or “AR”), announced that American Robotics has added seven additional sites of operation approved by the Federal Aviation Administration (FAA) for its automated BVLOS drone technology, the Scout System™. As the first company approved by the FAA to operate automated drones without human operators on-site, American Robotics continues to build upon its industry-leading position with a portfolio of 10 operational sites across eight U.S. states associated with current and expected customers. This approval represents another important step towards scalable autonomous operations within the commercial drone industry.

“American Robotics is excited to have seven additional sites of operation approved by the FAA. As we continue to build upon our offerings, we look forward to providing current and future customers with the tools needed to unlock scalable, autonomous drone operations that will help propel their businesses and critical industries forward,” said Reese Mozer, co-founder and CEO of American Robotics. “Not only is this a milestone for American Robotics, but it is also another signal that we have reached an inflection point in commercial drone operations in the United States, and American Robotics is proud to be at the forefront of these industry advancements.”

The latest approval from the FAA is a result of American Robotics’ industry-leading proprietary safety technologies, such as automated system diagnostics, path planning, and aircraft avoidance. The seven new sites range from 0.1 square miles to 14 square miles and are located in North Dakota, Louisiana, New Mexico, Nevada, California, and South Carolina. All sites can now take advantage of autonomous drone capabilities with the Scout System.

“Every step by American Robotics toward full autonomy is significant: autonomous drones provide continuous, real-time information,” says David Boardman, CEO of Stockpile Reports. “With zero touch, high frequency automated data collection, the bulk materials supply chain will be transformed as we can provide answers to enable real-time decisions at any site. This approval is a critical turning point in addressing the market demand for continuous information.”

This achievement enables increased autonomous drone operations and benefits all of American Robotics’ customers, including Chevron, ConocoPhillips, and Stockpile Reports. Autonomous drone operations are required to realize scalable drone operations for an estimated 90 percent of commercial drone use cases. Without FAA approval, human pilots and visual observers are required to be present on-site, dramatically reducing the practicality, affordability, and viability of commercial drone use in critical industries, including oil and gas, rail and stockpiles and mining. The new sites were added to American Robotics’ existing waiver and exemption package, permitting automated BVLOS operations without human operators on-site. Flights are permitted under 400 feet within the operational area defined by each site.

To learn more about American Robotics and its Scout System drone, click here.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data and drone solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in oil & gas, rail, mining, agriculture, and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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Contacts

Media Contact for Ondas Holdings Inc.

Derek Reisfield, President and CFO

Ondas Holdings Inc.

888.350.9994 x1019

ir@ondas.com

Media Contact for American Robotics

Payton St. Lawrence

BIGfish Communications for American Robotics

americanrobotics@bigfishpr.com

617-713-3800

Investor Relations Contact for Ondas Holdings Inc.

Cody Cree and Matt Glover

Gateway Group, Inc.

949-574-3860

ONDS@gatewayir.com

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